Exhibit 4.21

Portions of this exhibit have been omitted pursuant to Item 601 (b)(10)(iv) of Regulation S-K on the basis that the registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

SOCIALIST REPUBLIC OF VIETNAM

Independence - Freedom - Happiness

----------o0o----------

Hanoi City, January 15, 2023

FACTORY LEASE AGREEMENT

No.: 1501/2023/HDTNX/VHIZ-VF

-	Civil Code dated November 24, 2015;
-	Law on Real Estate Business No. 66/2014/QH13 issued by the National Assembly of Vietnam on November 25, 2014;
-	Pursuant to Decree No. 02/2022/ND-CP dated January 6, 2022 of the Government governing the implementation of a number of articles of the Law on Real Estate Business;
-

Pursuant to project legal documents and records: Certificate of land use rights, ownership of residential houses and other assets attached to land No. DH 615385 issued by the Department of Natural Resources and Environment of Hai Phong City on October 13, 2022

The Parties include:

I.	THE LESSOR: VINHOMES INDUSTRIAL ZONE INVESTMENT JOINT STOCK COMPANY

Enterprise registration certificate No. [***] issued by the Business Registration Office – Department of Planning and Investment of Hanoi City for the first time on December 11, 2018

Representative: [***]           Position: [***]

(Pursuant to Power of Attorney No.: 003/2022/GUQ-TGD-KCNVH dated September 16, 2022)

Head office address: No. 7, Bang Lang 1 Street, Vinhomes Riverside Urban Area, Viet Hung Ward, Long Bien District, Hanoi City, Vietnam

Telephone number: [***]Fax: [***]

Account number: [***]Bank: [***]

(Hereinafter referred to as “Lessor”)

II.	THE LESSEE: VINFAST TRADING AND PRODUCTION JOINT STOCK COMPANY

Investment registration certificate with project code No. [***] dated January 27, 2022 issued by the Hai Phong Economic Zone Management Board and Enterprise registration certificate No. [***] dated June 21, 2022 issued by the Department of Planning and Investment of Hai Phong City for the first time and its amendments, supplements from time to time (if applicable)

Representative: [***]Position: [***]

(Pursuant to Power of Attorney No.: 48/2022/GUQ-TGD-VINFAST dated October 15, 2022)

Head office address: Dinh Vu - Cat Hai Economic Zone, Cat Hai Island, Cat Hai Town, Cat Hai District, Hai Phong City, Vietnam.

Telephone number: [***]   Fax: ..................................

Account number: [***]  Bank: [***]

(Hereinafter referred to as “Lessee”)

The Lessor and the Lessee are collectively referred to as the “Parties” and individually as a “Party”.

The Parties agree to sign this lease agreement in respect of factory within the industrial park (“Lease Agreement”) with the following terms:

ARTICLE 1: INFORMATION OF THE FACTORY

1.1

Factory location: according to Appendix 1B of this Lease Agreement (“Factory”), located at the Metal assembly factory of the VinFast Automobile Manufacturing Complex Project or another name as determined by the Lessor or the Competent authority from time to time (the “Project”) owned by the Lessor and leased to the Lessee in accordance with the terms and conditions provided in this Lease Agreement.

1.2	Current status of the Factory: determined pursuant to the status at the Handover Date, details of which are according to the Handover Minutes as provided in Article 4 of this Lease Agreement.

1.3	Factory area parameters (“Lease Area”):

Total estimated lease area: approx. 26,787.30 m2 (exact area is according to the actual Handover Minutes). In which:

(i)

Construction floor area of the main factory: approx. [***] m2 (being the total construction floor area on all floors of the factory surrounded by the outer sides of the main structural walls of the Factory)

(ii)	Roof area of the Factory: approx. [***] m2 (being the total construction floor area of the perpendicular projection of the roof or the upper floor of the Factory)
(iii)

Construction floor area of the office building: approx. [***] m2 (being the total construction floor area on all floors of the office building surrounded by the outer sides of the main structural walls of the of office building)

1.4

Purpose of using the Factory: to carry out the automobile manufacturing project invested, deployed and operated by the Lessee and must be consistent with the planning and land use plan of the Land and Project (“Production Project”).

1.5	Equipment attached to the Factory: pursuant to Appendix 1B of the Lease Agreement (Details and technical specifications of the Factory) (“Equipment”)

1.6	Other information and content related to the Factory are specified in Appendix 1B of the Lease Agreement (Details and technical specifications of the Factory)

1.7

Location of the Factory Area: being the entire land area located inside the outer edge of the fences surrounding the Factory (collectively referred to as the “Land”) under the legal ownership of the Lessor, including Factory and auxiliary buildings (such as garages, garbage sheds...), structures, technical infrastructure systems and other systems built in the Land as described in the Appendix 1C of the Agreement (Details and technical specifications of the Factory Area)

ARTICLE 2: FACTORY RENTAL

2.1	Factory rental:

a.	The Factory rental is provided as follows:
(i)

The reference rental price (“Reference Price”) applied at the date this Lease Agreement takes effect is approximately VND[***]/m2 ([***] Vietnamese Dong). In the following years (calculated as 12 months from the effective date of this Lease Agreement), the Reference Price will automatically increase by [***]%/year.

(ii)

The Lessor applies preferential rental rates to the Lessee as follows: rental in the first [***] years is equal to [***]% of the Reference Price; in the next [***] years is equal to [***]% of the Reference Price; and in the following years will be equal to the market rental price.

b.	Factory rental provided in Article 2.1(a) above does not include the following amounts:
(i)	Value added tax (“VAT”) and other taxes as prescribed by Vietnamese law.
(ii)	Service fees for managing and operating the Factory, Factory Area and Common Facilities inside the Project;
(iii)	Expenses mentioned in Article 2.2 of this Lease Agreement;
(iv)	Other costs not listed in Article 2.1(a) of this Lease Agreement.

2.2

Costs for using electricity, water, connecting, installing equipment and using services for the Factory (such as gas supply services, postal services, telecommunications, television) and other services payable by the Lessee to the electricity, water and other service providers are according to the agreement between the Lessee and the service providers.

ARTICLE 3: PAYMENT METHOD

3.1	Payment method: in Vietnamese currency via bank transfer to the Lessor’s account as provided in Article 3.4 of this Lease Agreement.

3.2	Payment period:
(i)

During the Lease Term, the Factory Rental and Management Fee are paid in advance by the Lessee to the Lessor periodically once every [***] months (“Payment Period”), within the first [***] ([***]) days of the Payment Period or upon other notice of the Lessor (if any) even in case the Lessee does not receive the notice or written request for payment from the Lessor, whichever comes first.

(ii)

The First Payment Period will be calculated from the start date until the last date of the first calendar quarter of the Lease Term, if the start date is after the [***] day of the last month of the first calendar quarter then The First Payment Period will be calculated from the start date to the last date of the next calendar quarter. The Final Payment Period will be calculated from the start date of the last calendar quarter until the end date. Other Payment Periods will be calculated from the beginning date of that quarter to the last date of that quarter. Factory Rental and Management Fee of the First Payment Period and Last Payment Period will be paid by the Lessee in proportion to the number of days of the First Payment Period and Last Payment Period. For this purpose, the Rental/Service Fee is determined on the basis of the total number of days in the month containing the First Payment Period and the Last Payment Period.

3.3	Deposit amount
(i)

The Lessee shall pay in advance to the Lessor an amount equivalent to [***] months of Factory Rental (“Deposit”) and maintains that deposit throughout the Lease Term (including Lease Agreement renewal period, if any) to ensure the Lessee’s correct and complete performance of the obligations provided in this Lease Agreement. The Parties understand and agree that the Deposit must be paid on the signing date of this Lease Agreement. The deposit does not incur interest during the Lease Term and is dealt with in accordance with the terms of this Lease Agreement.

(ii)

Upon the Factory Rental is increased according to the terms of Article 2.3 of this Lease Agreement, the Lessee is obliged to pay an additional Deposit to the Lessor to ensure the maintenance of the Deposit fully equivalent to [***] months of Factory Rental which is adjusted to increase according to Article 2.3 above. For clarification, the Lessee is responsible for paying the additional deposit amount along with the Factory Rental of the Payment Period in which the Factory Rental is increased.

3.4

Unless otherwise requested by the Lessor in writing, the Lessee is responsible for paying the Factory Rental, Deposit, Management Fee, Wastewater Treatment Fee and any other fees payable according to the terms of this Lease Agreement by bank transfer to the Lessor’s bank account (“Account”) on or before the corresponding payment due date as provided in the Lease Agreement. Detailed information of the Account of the Lessor are as follows:

Account name:	[***]
Account number:	[***]
Bank:	[***]
Branch:	[***]

3.5

If the Lessee makes late payment or delays payment of any payment amount due to the Lessor provided in this Lease Agreement (including but not limited to Factory Rental, Deposit, Management Fee, Wastewater Treatment Fee), the Lessee must pay a fine to the Lessor at the rate of [***]% on the late payment value for one day of delay and the interest on the late payment amount is calculated at [***] percent ([***]%) plus the 12-month interest rate for corporate deposits in VND from the Bank for Foreign Trade of Vietnam (Vietcombank), calculated from the due date of such payment amount.

ARTICLE 4: LEASE TERM

4.1

The lease term of the Factory (“Lease Term”): shall be calculated from January 15, 2023 (“start date”) until the end off January 15, 2033 (“end date”), except in cases of termination as provided in Article 13 of the Lease Agreement.

At least [***] months before the end date, one Party may send a written request to extend the Lease Agreement to the other Party. After agreeing on the lease conditions during the extension period, the Parties will sign an addendum to extend the Lease Agreement or sign a new lease contract (according to the standard form provided/applied by the Lessor), depending on at the Lessor’s disretion from time to time.

4.2	Factory handover date: January 15, 2023 (“Handover Date”)

4.3	Attached documents:

Handover Minutes: On the date of handover of the Factory, the Parties agree to sign the handover minutes in respect of the Factory and inventory of equipment (“Handover Minutes”) as a basis for implementing the Lease Agreement. For clarification, [***] ([***]) days before the Handover Date, the Lessor will send a written notice to the Lessee specifying the time, location and handover procedures (“Handover Notice”).

ARTICLE 5: USE OF FACTORY

Purpose of using the Factory by the Lessee (“Lease Purpose”): The Lessee is responsible for using the Factory and Factory Area according to the purposes provided in Article 1.4 and in compliance with the Investment Registration Certificate with project code No. [***] dated January 27, 2022 issued by Hai Phong Economic Zone Management Board and Enterprise Registration Certificate with enterprise code No. [***] dated June 21, 2022 issued by the Department of Planning and Investment in Hai Phong City and their amendments and supplements from time to time (if any) (“Lessee’s Operating Licenses”). Except for the Lease Purpose provided in this Article, the Lessee shall not use the Factory and Factory Area for any other purpose without the prior written consent of the Lessor.

5.1.

Restrictions on use of the Factory: The Lessee shall use the Factory and Factory Area in accordance with the terms of this Lease Agreement and the provisions of law. The Lessee shall bear all responsibility in accordance with the provisions of law and the Lessor for using the Factory and Factory Area for purposes other than the Lease Purpose provided in the Lease Agreement and/or in contradiction with the law.

5.2.

Service fee for managing and operating the Factory, Factory Area and Common Facilities in the Project (“Management Fee”): calculated at a price of VND[***]/m2/month (x) Total Lease Area actually recorded in the Handover Minutes, excluding VAT and paid by the Lessee to the Lessor in the same period as the Factory Rental payment as provided in Article 3.2 of this Lease Agreement. The Management Fee may be adjusted according to the notice of the Lessor or the management agency designated by the Lessor.

5.3.

Wastewater Treatment Fee: VND[***] per each m3 of wastewater, excluding VAT and the Lessee is responsible for paying the monthly wastewater treatment fee according to the notice of the Lessor or the management agency designated by the Lessor from time to time. For clarification, the total amount of wastewater is calculated as [***]% of the total amount of water supplied and only applies to wastewater treatment from standard B to standard A according to the law on national technical regulations on industrial wastewater and other relevant legal documents, as amended, supplemented or replaced from time to time. For clarification, the Lessee is responsible for treating wastewater to at least level B to ensure compliance with regulations on national technical regulations on industrial wastewater and other relevant legal documents, as amended, supplemented or replaced from time to time.

5.4.

The above Management Fee and Wastewater Treatment Fee do not include the costs provided in Article 2.2 of this Lease Agreement and all costs incurred related to production, operation, business and all other activities of the Lessee.

5.5.

In case of changing the price of the Management Fee or mandatory Wastewater Treatment Fee pursuant to State regulations, the new price will take effect from the time prescribed by the State and the Lessor will notify the Lessee of such change as soon as possible.

5.6.

The Lessee is responsible for installing and connecting Utilities to the Factory and Factory Area from connection points provided by the Lessor or a third party and signing utility supply contracts with suppliers or through the Lessor with terms and conditions agreed upon by the relevant parties. An overview of connection points is attached in Appendix 4.

ARTICLE 6: RIGHTS AND OBLIGATIONS OF THE LESSOR

6.1.	Rights of the Lessor:

a.	To require the Lessee to receive the Factory according to the terms agreed in Article 4 of this Lease Agreement;

b.

To require the Lessee to fully pay the Factory Rental, Deposit, Management Fee, Wastewater Treatment Fee and other payment amounts (if any) according to the deadline and method provided in Article 2, Article 3 and Article 5 of this Lease Agreement;

c.	To require the Lessee to preserve and use the Factory and Factory Area in accordance with the current conditions listed in Article 1 of this Lease Agreement;

d.	To require the Lessee to compensate for damages or repair damaged parts caused by the Lessee’s fault;

e.	To unilaterally terminate the agreement according to the provisions of Clause 1, Article 30 of the Law on Real Estate Business;

f.	To require the Lessee to return the Factory and Factory Area (including accompanying equipment) at the end of the lease term;

g.

To be not responsible for damage or deterioration from any cause whatsoever to the Lessee’s assets and not liable for compensation for damages or any problems arising directly or indirectly during the course of use of Factory and Factory Area by the Lessee, including in the event of fire, theft or other objective events or force majeure, etc.;

h.

To require the Lessee, at the Lessee’s expense, along with other persons allowed by Lessee’s to use, to vacate the Factory and/or Factory Area and to remove equipment and assets owned by the Lessee from the Factory, in which event this Lease Agreement is terminated;

i.

To be entitled to promulgate and amend regulations regarding the use of the Common Facilities and Utilities from time to time without the consent of the Lessee, but shall notify the Lessee before the date on which such regulations take effect, except for changes that take immediate effect as prescribed by law;

j.

To have the right to invest, exploit and use assets and land use rights outside the Factory and Factory Area, including investment in construction of Common Facilities and Utilities, in accordance with the approved Project and separate plan of this Project;

k.

To have the right to create any security measures or third party rights over the Factory, land use rights over the Factory Area and/or benefits arising from the Lease Agreement without having to obtain any additional any consent of the Lessee, provided that such action shall not affect the Lessee’s use of the Factory and/or Factory Area under this Lease Agreement;

l.

The Lessor has the right to byself, or hire a management agency to provide monthly management services for the Factory, Factory Area and Common Facilities and Utilities at the Project. In case of hiring a third party, the Lessor has full right to negotiate, agree and sign a service provision contract with such third party;

m.

To make deduction from the Deposit to cover any amounts payable by the Lessee to the Lessor and/or third parties providing services to the Factory, including but not limited to penalty interest, damage compensation. In case the Lessor makes any deduction from the Deposit, upon request of the Lessor, the Lessee within [***] ([***]) days from the date of the Lessor’s request must compensate an amount equivalent to the amount deducted. Lessee’s failure to comply with the requirement to supplement the Deposit will be deemed a breach of this Lease Agreement. For clarification, the deduction of the Deposit does not affect any other rights of the Lessor under this Lease Agreement, including but not limited to the right to request the Lessee to pay the amounts due. The Lessee does not have the right to use this Deposit to pay for Factory Rental, Management Fee, Wastewater Treatment Fee or any other payable amounts;

n.

To have the right (but not the obligation) to purchase and maintain insurance under this Lease Agreemeent if the Lessee fails to do so and to request the Lessee to fulfill its obligation to return to the Lessor the entire amount for which the Lessor has paid insurance on behalf of the Lessee;

o.	Other rights as provided in this Lease Agreement and the provisions of law.

6.2.	Obligations of the Lessor:

a.	To hand over the Factory to the Lessee as agreed in the Lease Agreement and to instruct the Lessee to use the Factory according to its functions and design in Article 1 of this Lease Agreement;

b.	To ensure the Lessee’s stable use of the Factory and Factory Area during the Lease Term;

c.	To maintain the Common Facilities as provided in Article 12.3 of this Lease Agreement;

d.	Not to be allowed to unilaterally terminate the Lease Agreement when the Lessee properly performs its obligations under the Lease Agreement, unless the Lessee agrees to terminate the Lease Agreement;

e.	To compensate for damages caused by its fault;

f.	To fulfill financial obligations to the State according to the provisions of law;

g.

To support the Lessee to the extent consistent with the law and the Lessor’s ability to provide necessary documents and information to complete the procedure for applying for a certificate from the competent authority related to the implementation of the Lessee’s Production Project at the Lessor’s Factory (if any). However, for the avoidance of doubt, the Lessor shall not be liable in connection with carrying out such procedures and receiving such approvals and certificates.

ARTICLE 7: RIGHTS AND OBLIGATIONS OF THE LESSEE

7.1.	Right of the Lessee:

a.	Tor require the Lessor to hand over the Factory in accordance with the condition listed in Article 1 of this Lease Agreement;

b.	To require the Lessor to provide complete and truthful information about the Factory;

c.	To be entitled to continue renting according to the conditions agreed with the Lessor in case of change of owner [of Lessor];

d.	To require the Lessor to repair the Factory in case the Factory is damaged due to the Lessor’s fault as provided in Article 13(b);

e.	To require the Lessor to compensate for damages caused by the Lessor’s fault;

f.	To unilaterally terminate the Lease Agreement according to the provisions of Article 30.2 of the Law on Real Estate Business;

g.	The Lessee is entitled to use the Factory and Factory Area in accordance with the Lease Purpose throughout the Lease Term;

h.

To have the right to install necessary equipment in the Factory for the purpose of implementing the Production Project, provided that the installation (i) does not affect the exterior design, structure, structure, construction floor area, height, shape, weight of the Factory and Factory Area and structure, architecture, general planning of the Project, (ii) must be approved in advance in writing by the Lessor and comply with the conditions and approvals (if any) of the competent authorities. For clarification, the Lessee may only proceed with such installation after obtaining approval from the Lessor and permission/approval from the competent authority (the Lessor will apply for approval and licensing from the competent authority if required by law, all related costs are borne by the Lessee).

7.2.	Obligations of the Lessee:

a.	To preserve and use the Factory and Factory Area according to the functions and designs listed in Article 1 and agreements in the Lease Agreement;

b.

To pay in full the Factory Rental, Deposit, Management Fee, Wastewater Treatment Fee and any other payable amounts to the Lessor according to the timeline and method provided in Article 2, Article 3 and Article 5 of this Lease Agreement;

c.	To use the Factory Area and Factory in accordance with the purposes as provided in Article 5 of the Lease Agreement and repair damage to the Factory and/or Factory Area caused by its fault;

d.	To return the Factory Area and Factory to the Lessor in accordance with the terms of the Lease Agreement;

e.	Not to be allowed to change, renovate, repair, or demolish the Factory Area and/or Factory in any case without the prior written consent of the Lessor;

f.	To compensate for damages caused by its fault;

g.

The Lessee is responsible for maintaining and renovating the Factory and Factory Area as provided in Article 11 and/or repairing damage to the Factory and Factory Area as provided in Article 13(a) at the Lessee’s expense, to the extent having previously notified to the Lessor and obtained prior written consent of the Lessor and shall be fully responsible for compensating and remedying any damage or other impairment arising due to the fault of the Lessee, its agents, employees, contractors and/or any third parties related to the Lessee;

h.

From the Factory Handover Date throughout the Lease Term provided in Article 4 of the Lease Agreement, the Lessee shall take full responsibility for the Factory and Factory Area. For clarification, the Lessee must, at its own expense, purchase and maintain civil liability insurance, fire and explosion insurance, and all property risks insurance within the Factory and Factory Area and any type of mandatory insurance that the Lessee is obliged to purchase according to the Lessee’s current standards, the Lessor’s requirements and legal regulations related to the Factory, Factory Area, and assets of the Lessee at the Factory and Factory Area of the Project;

i.	To provide the Lessor with all licenses, business registrations, certificates and documents related to the Lessee’s production activities at the Factory;

j.

To be responsible for signing the Agreement Liquidation/Termination Minutes in accordance with the terms of the Lease Agreement and handing over the original agreement to the Lessor when the Lease Agreement terminates for any reason. For clarification, the Lessee’s refusal and/or failure to complete the signing of the Agreement Liquidation/Termination Minutes as notified by the Lessor and/or failure to hand over the original agreement to the Lessor will not affect the effective termination date of the Lease Agreement as well as the rights and obligations of the Parties in each case of termination as provided in the Lease Agreement;

k.

Not to arbitrarily change/adjust the exterior design, height of the Factory and/or Factory Area differently from the original state; Not to carry out construction, or make changes/adjustments or renovations to the Factory and/or Factory Area that affect the structure, architecture and general planning of the Project. In all cases, changes/adjustments related to the Factory and/or Factory Area must be approved in writing by the Lessor before implementation;

l.

To ensure that the interior and exterior design of the Factory and/or Factory Area must be consistent, compatible with the design, architecture and concept of the entire area as well as ensure the general standards of the Project. The Lessee must submit the interior and exterior design of the Factory and/or Factory Area for the Lessor’s review and approval. The interior and exterior decoration and finishing of the Factory and/or Factory Area (including but not limited to signage systems, wall paint, roof, doors and windows) will only be carried out after interior and exterior design have been approved in writing by the Lessor;

m.	During the use of the Factory and Factory Area, the Lessee must ensure:
(i)

Not to affect the environment, landscape, general security and order and general operations of the Project; comply and fully meet the operating conditions and regulations of the law and regulations of the Lessor on security and order, environmental safety and hygiene and fire prevention. In case there is a change in production activities at the Factory, the Lessee is responsible for immediately notifying and registering with the Lessor and may only carry out operation after receiving prior approval from the Lessor;

(ii)

To take all responsibilities related to the treatment of industrial solid waste and hazardous waste generated during the Lessee’s operations at the Project in accordance with legal regulations on environmental protection;

(iii)

To carry out repairs and maintenance of the Factory and Factory Area promptly and in accordance with internal regulations to ensure unity, synchronization and general aesthetics for the entire Project. For clarification, the plan on repair, maintenance, and upkeep of the Factory and Factory Area must be approved by the Lessor before implementation;

(iv)

To only be use and operate within the scope of the Factory; not to expand or occupy the area or space of the Common Facilities in any form, repair or adjust the Factory and Factory Area not in accordance with the permitted architecture and planning;

(v)	To coordinate and create favorable conditions for responsible persons to carry out warranty and repair work in respect of the Common Facilities.

n.

The Lessee shall be responsible and indemnify the Lessor in relation to and against (a) any loss or damage arising from the Lessee’s fault in relation to the Factory Area and Factory (if any) caused by the Lessee; (b) damages and losses caused by the Lessee’s fault in connection with the Common Facilities and Utilities; (c) claims, demands, liabilities, judgments, costs, losses and other expenses directly or indirectly incurred by the Lessor (if any) due to the Lessee’s fault during the use of Factory and Factory Areas; and (d) Lessee’s breaches of any terms of this Lease Ageement;

o.	To pay relevant taxes, fees, charges and financial obligations according to the provisions of law that are under the responsibility of the Lessee during the use of the Factory and Factory Area;

p.	Other obligations according to the terms of this Lease Agreement and the provisions of law.

ARTICLE 8: LIABILITY FOR BREACH OF CONTRACT

8.1.	Liability of the Lessor when breaching the Lease Agreement

The Lessor will be considered in breach of the Lease Agreement (provided that the Lessee has properly and fully performed the Lessee’s obligations under the Lease Agreement) if the Lessor cannot hand over the Lease Area to the Lessor within [***] business days from the Handover Date as provided in Article 4 of this Lease Agreement. In this case, the Lessor will return the Deposit that the Lessor has received from the Lessee under this Lease Agreement within [***] ([***]) business days from the date of the Lessee’s request. Accordingly, the Lease Agreement will terminate as if the Lease Term expires.

8.2.	In case the Lessee breaches the Lease Agreement:

a.	If the Lessee breaches its payment obligations under this Lease Agreement, such breach will be dealt with according to the terms of Article 3 and other relevant terms of this Lease Agreements;
b.

If the total late payment time of the Lessee in respect of all installments payable under this Lease Agreement (including Factory Rental, Deposit, Management Fee, Wastewater Treatment Fee, late payment interest amounts) exceeds [***] ([***]) days or the Lessee fails to remedy, incorrectly or incompletely remedy any breach within [***] ([***]) days from the date of request by the Lessor or such breach of the Lessee is irremediable, the Lessor has the right to require the Lessee to remedy the breach or to remedy the breach itself at the Lessee’s cost and expense; and/or to stop providing or request the supplier to stop providing services at the Factory/Factory Area (including without limitation air conditioning, electricity, water); and/or supervise, stop office operations, close the Factory/Factory Area and retain all assets at the Factory/Factory Area; and/or expel the Lessee and its related persons from the Factory/Factory Area; and/or unilaterally terminate this Lease Agreement by sending notice to the Lessee at least [***] ([***]) days in advance (“Termination Notice”). The Lease Agreement will automatically terminate on the [***] ([***]) day from the date of the Termination Notice or another time provided in the Termination Notice (if any), whichever comes later (“Termination Date”).

In this case, from the Termination Date, the Lessee will no longer have any rights related to the Lease Agreement and the Lessor shall have the right to freely offer to sell/rent and sign a Factory Sale/Lease Agreement with a new customer. After the Lessor signs the Sales/Lease Agreement with the new customer and collects the full amount from such new customer (including VAT), the Lessor will return to the Lessee an amount equal to the amount paid by the Lessee to the Lessor for the lease term after the Termination Date under this Lease Agreement (this amount does not include interest) minus the following amounts:

(i)	Penalty for breach of contract equal to the Deposit;
(ii)	Late payment interest as provided in Article 3.5;
(iii)	Other amounts to compensate for all losses and damages suffered by the Lessor arising from the termination of this Lease Agreement.

In case the Parties cannot agree on the total fine and compensation for damages in points (i), (ii), (iii) above, the total fine and compensation for damages will be set at [***] months’ Rental. For clarification, the Lessor has the right to request the Lessee to pay fines for violations, compensate for damages in cash and/or by deducting from the latest payment, settlement amount that must be returned to the Lessee without the Lessee’s consent.

8.3.	Force majeure events

a)	The Parties agree that “Force Majeure Events” is understood as events beyond the control of the affected party, including but not limited to:
(i)	Due to war or natural disasters or changes in State legal policies;
(ii)	Due to having to implement a decision of a competent State agency or other cases prescribed by law;
(iii)

Due to riots, epidemics, fires, floods, earthquakes, storms, other natural disasters, or national emergencies; having to comply with any rule, regulation, order or directive of a governmental or regulatory authority or order of any court of competent jurisdiction through no fault of the Parties;

b)

For clarification, a Force Majeure Event will not be applied to waive or extend the payment deadline, except in cases where a Force Majeure Event prevents the payment method agreed in the Lease Agreement. In this case, the payment term of the obstructed payment installment will be extended corresponding to the period hindered by the Force Majeure Event if the Parties cannot agree on another payment method.

c)

When one of the Force Majeure Events as agreed in Article 8.3(a) occurs, the Party affected by the Force Majeure Event must notify the other Party in writing or directly within [***] days from the date of the Force Majeure Event (if there is documents proving the reason for force majeure, the affected Party must present this document). Except as provided in Article 8.3(b), the failure of the Party affected by a Force Majeure Event to perform or to perform incorrectly, incompletely or late in performing its obligations will not be considered a breach of obligations under the Lease Agreement.

d)

The performance of the Parties’ obligations under the Lease Agreement will be suspended during the occurrence of a Force Majeure Event. The Parties will continue to perform their obligations after the Force Majeure Event ends, except for the case specified in Article 10.1(c) of the Lease Agreement.

8.4Waiver

The Lessor will not be liable to the Lessee and the Lessee will not have any claims or complaints against the Lessor in respect of:

(i)

Any interruption or failure to perform any service due to repair or maintenance or due to defects, breakdown of machinery or other emergency or extreme conditions, or due to any other cause beyond the Lessor’s control;

(ii)	Any action or inaction of any third party in providing any service; or

(iii)	Accidents, incidents or damages, whether causing death or not, or loss or damage to assets in the Factory and/or Factory Area occurring not through fault of the Lessor;

(iv)

The Lessee shall be solely responsible for and release the Lessor from all liability to third parties when the third party’s assets are disposed, sold or otherwise liquidated by the Lessor in the good faith belief that such assets are under the ownership of the Lessee. The Lessee undertakes not to have any complaints or questions regaridng the assets and the disposal, sale, or liquidation of such assets and in case any dispute arises with a third party (if any) regarding the assets that the Lessor will or has disposed at the Factory and/or Factory Area, the Lessee will be responsible for dealing with such third party and not involving the Lessor. The Lessee is obliged to notify any third party related to the assets in the Lease Area of this agreement between the Lessee and the Lessor.

ARTICLE 9: PENALTY FOR BREACH OF AGREEMENT

In case one Party breach the Lease Agreement and cannot remedy within the time limit provided in the Lease Agreement and the other Party does not exercise the right to terminate the Lease Agreement, the breaching Party must pay the other Party a penalty amount equal to [***]% of the value of one month’s Factory Rental and Management Fee for each breach but in total not exceeding [***]% of the value of the Factory Rental and Management Fee (calculated per month) for breaches in one month.

ARTICLE 10: TERMINATION EVENTS AND HANDLING MEASURES

10.1	This Lease Ageement is terminated when one of the following cases occurs:

a.	The Parties agree to terminate the Lease Agreement in writing. In this case, the Parties shall make a written agreement specifically on the conditions and deadline for terminating the Lease Agreement;

b.

The Lessee is late in paying Factory Rental, Deposit, Management Fee, Wastewater Treatment Fee as provided in Article 2, Article 3 and Article 5 of the Lease Agreement and/or breaches any obligations, undertakings provided in this Lease Agreement. In this case, the rights and obligations of the Parties are dealt with according to Article 8.2 of the Lease Agreement;

c.

In case the party affected by a force majeure event is unable to remedy to continue performing its obligations within [***] ([***]) days from the date of the force majeure event, Ffom the date the force majeure event occurs and the Parties have not agreed otherwise, either Party has the right to unilaterally terminate the Lease Agreement and such termination is not considered a breach of the Lease Agreement. In this case, the Lessor will return to the Lessee (i) part of the Factory Rental that the Lessee has paid for the Lease Term after the termination of the Lease Agreement (if any) in accordance with the terms of the Lease Agreement on an interest-free basis and (ii) the Deposit after the Lessor has deducted the amounts that the Lessee must pay to the Lessor pursuant to the terms of the Lease Agreement;

d.

Expiry of the Lease Term without extending the Lease Term. In this case, the Lease Agreement is automatically terminated from the time the Parties have fulfilled all rights and obligations as provided in this Lease Agreement without being required to prepare a Liquidation Minutes of the Lease Agreement;

e.

The Factory has been destroyed or damaged so severely that it cannot be used due to the Lessor’s fault or the factory is located in an area with a land acquisition, site clearance or demolition decision by the competent State agency and/or according to the provisions of law, the Lessor will return to the Lessee the same amount as the amount under Article 10.1(c) of this Lease Agreement;

f.

One of the Parties may unilaterally terminate the Lease Agreement before the end date by sending written notice to the other Party [***] ([***]) months in advance and the Party unilaterally terminating the Lease Agreement must pay a fine of an amount equal to [***] ([***]) months of Factory Rental and Management Fee calculated according to the Factory Rental and Management Fee at the start date or the average Factory Rental and Management Fee of the most recent 06 months before the termination of the Lease Agreement (“Penalty Amount”), whichever is higher. In case a Party unilaterally terminates the Lease Agreement without notifying in writing or notifying the other Party in writing less than [***] ([***]) months in advance, it must pay a fine to the other Party equal to [***] ([***]) times the Penalty Amount provided in this Clause. In addition, the Lessor will return to the Lessee the amount of Factory Rental paid in advance by the Lessee corresponding to the remaining unused days of the Factory and Factory Area if the Lessor is the Party that unilaterally terminates the Lease Agreement;

g.

In case a Party is dissolved/bankrupt (excluding cases of restructuring or merger) without a Party inheriting the rights and obligations under this Lease Agreement, the dissolved/bankrupt Party is responsible for compensating the other Party pursuant to applicable regulations;

h.	Other cases as agreed in this Lease Agreement.

10.2

When the Lease Agreement terminates for any reason, the Lessee is responsible for (i) paying Factory Rental, Management Fee, Wastewater Treatment Fee and other payable amounts to the Lessor until the date the Lessee completes the return of the Factory and Factory Area to the Lessor; storage costs, if the Lessee’s goods and assets are transferred and kept in storage and (ii) returning to the Lessor the Factory and/or Factory Area in the condition same as that at the time of handover from the Lessor and in intact, well-used condition, except for natural wear and tear approved by the Lessor within [***] ([***]) days from the date the Lease Agreement is terminated or another period as notified in writing by the Lessor, whichever comes first.

In case of damage, loss and impairment to the Factory and/or Factory Area, the Lessee is responsible for restoring the original state and compensating the Lessor for all such damages, losses and within the time limit required by the Lessor. If the Lessee fails to complete the restoration and returning to the original state within the above time limit, the Lessor has the right to carry out the restroration itself or appoint a contractor to perform such tasks and the Lessee is responsible for payment/ reimbursement of all costs related to the above work to the Lessor immediately after receiving the request or payment invoice from the Lessor and the Lessor has the right to deduct from the Deposit to offset the costs of repairing and remedying damages and losses. In case the Deposit is not sufficient to cover the costs of repairing or remedying damage or loss, the Lessee is obliged to pay the Lessor the shortfall costs.

10.3

After terminating the Lease Agreement and evacuating the Factory and Factory Area, if the Lessee leaves behind any assets beyond the time limit specified in the Lessor’s written request, these left-behind assets will be deemed abandoned by the Lessor and the Lessor has the right to sell or dispose such assets and use the sale proceeds after deducting relocation, storage and selling costs reasonably incurred to pay for debts owed by the Lessee. The Lessor has the right to demand that the Lessee pay such relocation and removal fees in case the disposal of the Lessee’s assets is still not sufficient to cover the Lessor’s expenses. The Lessee will indemnify the Lessor for all liability to third parties if the third party’s assets are sold or disposed by the Lessor in the good faith belief that such assets are under the ownership of the Lessee.

ARTICLE 11: RENOVATION AND MAINTENANCE

11.1.

Within the scope of the Lease Purpose as provided in this Lease Contract, the Lessee is responsible for maintaining the Factory and Factory Area in good condition as the original condition of the Factory and Factory Area on the Handover Date and/or Lessee may renovate the Factory, provided that such maintenance and/or renovation (i) does not change the exterior design, structure, structure, floor area of the construction, height, shape, weight of the Factory and Factory Area and structure, architecture, general planning of the Project, (ii) must be approved in advance in writing by the Lessor and (iii) must comply with the conditions and approvals (if any) of the competent authorities. For clarification, the Lessee is responsible for submitting to the Lessor a full maintenance plan, construction measures/construction plans/renovation plans for the Factory and Factory Area [***] days in advance from the expected date of renovation for the Lessor to consideration and approval. The Lessee is responsible for maintaining, constructing and completing the renovation in accordance with the construction measures/construction plans/renovation plans approved by the Lessor, including any amendments and supplements accepted by the Lessor from time to time. For the purpose of this Clause, the Lessor shall submit the application for approval and license from the competent authority if required by the provisions of law and the Lessee shall bear all costs and expenses incurred in connection with the above-mentioned renovation or maintenance.

11.2.

The Lessee is responsible for obtaining necessary approvals, certificates and licenses from competent authorities for the use of the Factory in accordance with the provisions of law, including but not limited to the license relating to environmental protection and fire prevention. Lessee must bear all risks and costs of any non-compliance, including fines from competent authorities.

ARTICLE 12: COMMON FACILITIES AND UTILITIES

12.1.

Location and address of the Common Facilities: being the common areas and facilities within the Project, including parking lots, dining locations, rest area and entertainment facilities, outdoor utilities, flower gardens, streetlights, roads, railings, swimming pools water, fire protection facilities, security facilities, environmental sanitation, telecommunications infrastructure for the Project as described in Appendix 1A (Details and technical specifications of the Common Facilities).

12.2.	Utilities means water, sewerage, communications and other services provided by Lessor or third parties in the Project.

12.3.

Common facilities will be provided, installed and maintained by the Lessor to ensure that the Lessee can exploit and use the Factory for the Lease Purpose. The Lessee has the obligation to comply with all conditions, terms, rules and regulations prescribed by the Lessor from time to time regarding the use of Common Facilities and Utilities.

12.4.

The Lessee shall be responsible for compensating for all damages arising and ensuring that the Lessor is held harmless from any claims, complaints or disputes with third parties arising from or related to the use of Common Facilities and Utilities of the Lessee.

ARTICLE 13: REPARATION AND REMEDIATION OF DAMAGES

In all cases where the Factory and/or Factory Area is damaged or impaired or there is an incident, the Lessee is responsible for immediately contacting the Lessor within [***] hours after the incident occurs and immediately sending notification in writing/email to the Lessor. The reparation and remediation of the Factory and/or Factory Area will be required in the following cases:

a)

For incidents of damage to the Factory and/or Factory Area, except in the case of such damages are caused by the fault of Lessor mentioned in Clause b of this Article, the Lessee and/or a third party causing the damage shall, at its own expense, be responsible for repairing and remedying any damage to restore and return the Factory and Factory Area to its original condition as described in the Handover and Inventory Minutes. In case the timeline for repairing/remedying according to the request of the Lessor has expired and the Lessee and/or that third party fails to perform or intentionally delays the repair, or due to an urgent request for repair or warranty, to put the Factory and/or Factory Area into use, or in case the Lessor cannot contact the Lessee and/or such third party, etc. or the reparation fails to meet the requirements of the Lessor, the Lessor has the right to engage another angecy to inspect, remedy and repair the Factory or perform such inspection, remediation and reparation itself. In this case, the Lessee and/or the third party are responsible for refunding all remedial and repairing costs to the Lessor pursuant to the Lessor’s notice or the Lessor has the right to automatically deduct such costs from the Deposit without notice or consent of the Lessee.

b)

For incidents of damage to the Factory and/or Factory Area caused by the fault of the Lessor, the Lessor shall, at its own expense, be responsible for repairing and remedying any damage to the Factory and Factory Area. During the period when the Lessee cannot use all or part of the Factory due to this reparation, the Parties will agree in writing to reduce the rental for the Lessee in proportion to the unused area. If the majority of the Factory cannot be used, the Lessor undertakes to make every effort to ensure suitable facilities for the Lessee while restoring the Factory. If such reparation cannot be completed within a reasonable period of time, the Lessee has the right to terminate this Lease Agreement in accordance with of Article 10 of the Lease Agreement and the Lessor will return to the Lessee the same amount of rental in Article 10.1(c) of this Lease Agreement. For clarification, the Lessor shall not be responsible for any assets owned by the Lessee, including machinery and equipment installed at the Factory and/or Factory Area.

ARTICLE 14: ASSIGNMENT AND SUB-LEASE

14.1

Any and all rights, interests and benefits of the Lessee under this Lease Agreement shall not be assigned to a third party without the prior written consent of the Lessor. For clarification, in any case, the Lessee is not allowed to sub-lease part or all of the Factory and Factory Area to any third party without the prior written consent of the Lessor.

14.2

The Lessee agrees that the Lessor has the right to assign/transfer this Lease Agreement by way of Project transfer or on the basis of corporate re-organization or restructure (division, separation, consolidation, merger) or other forms in accordance with the provisions of law, provided that (i) the transferee/assignee will inherit/receive the rights and obligations of the Lessor under this Lease Agreement; and (ii) Lessor has notified the Lessee in advance for a reasonable period of time.

14.3

The Parties agree that the Lessor has the right to use part of the area of the Factory and/or Factory Area as agreed in writing with the Lessee from time to time. In this case, the Factory Rental will be reduced corresponding to the part of the Factory and/or Factory Area used by the Lessor. The maintenance and upkeeping for a part of the Factory area used by the Lessor will be paid by the Lessor.

ARTICLE 15: NOTICE

15.1

The address for Parties to receive notices from the other party: Each address of each Party for receiving notice is as provided in the introductory part of the Lease Agreement (or another address that one party has notified to the other party in accordance with the terms of Article 15.5).

15.2	Form of notification between the Parties (via Fax, mail, telegram, direct delivery): sent in person or sent by fax or sent by registered mail or sent by email, unless Parties agree otherwise.

15.3	The party receiving the notice:

- For the Lessor: VINHOMES INDUSTRIAL ZONE INVESTMENT JOINT STOCK COMPANY

Address: No. 7, Bang Lang 1 Street, Vinhomes Riverside Urban Area, Viet Hung Ward, Long Bien District, Hanoi City, Vietnam

Contact point: [***] – [***] - [***]

- For the Lessee: VINFAST TRADING AND PRODUCTION JOINT STOCK COMPANY

Address: Dinh Vu - Cat Hai Economic Zone, Cat Hai Island, Cat Hai Town, Cat Hai District, Hai Phong City, Vietnam.

Contact point: [***] - [***] - [***]

15.4

Any notices, requests, information and complaints arising in connection with the Lease Agreement must be made in writing. The Parties agree that notices, requests and complaints are considered received if they are sent to the correct address, the correct name of the recipient, and the correct form of notification as agreed in Clauses 15.1, 15.2 and 15.3 of this Article and during the following period:

a)	On the date of sending in case of hand-delivered letter and collecting signature of the recipient of the notice;

b)	On the date the sending party receives notification of successful fax/email transmission in case of sending the notification by fax/email;

c)

On the third day from the date of the post-mark in case of sending notice by express mail (regardless of the information of the signatory in the Lessee’s (recipient) signature section on the delivery notice);

15.5

The Parties must notify each other in writing if there is a request to change the address, form and name of the recipient of the notification; if there has been a change (in the address, form, name of the recipient of the notification as agreed upon by the Parties, etc.), but the party making such changes does not notify the other party, the party sending the notification is not responsible when the party making the change does not receive the written notices.

ARTICLE 16: GOVERNING LAWS

The Parties undertake to strictly comply with the terms as agreed in this Lease Agreement. This Lease Agreement is governed and construed in accordance with the laws of Vietnam.

ARTICLE 17: DISPUTE SETTLEMENT

17.1

Any dispute arising out of or in connection with this Lease Agreement shall be resolved by negotiation. Within [***] ([***]) days from the date that one Party notifies the other Party in writing regarding a dispute that has not been resolved by negotiation, any dispute arising out of or in connection with this Lease Agreement shall be resolved at the Vietnam International Arbitration

Centre (VIAC) in addition to the Vietnam Chamber of Commerce and Industry (VCCI) in accordance with the Rules of Arbitration. The number of arbitrators shall be three. Each party shall choose 01 arbitrator and 02 arbitrators shall choose the third arbitrator. The place of arbitration shall be in Hanoi, Vietnam. The language of arbitration shall be Vietnamese.

17.2

While any dispute is being resolved, the terms and conditions of this Lease Agreement shall continue to be binding on the Parties and the Parties shall continue to perform and duly comply with this Lease Agreement.

ARTICLE 18: CONFIDENTIALITY

18.1.	Confidential Obligation:

The party receiving or provided with information (“Party Receiving Information”) undertakes that, during the effective term of this Lease Agreement and after this Lease Agreement terminates, the Party Receiving Information will absolutely keep the confidential information (“Confidential Information”) of the party that disclosed/provided the information (“Disclosing Party”). Accordingly, the Party Receiving Information is not allowed to disclose Confidential Information to any third party, whether directly or indirectly, under any circumstances, without the Disclosing Party’s written consent, except for the cases specified in Article 17.2 below.

For the purposes herein, the Confidential Information is the information, including but not limited to, the terms in this Lease Agreement and/or information, data, documents that the Disclosing Party creates in connection with or arising from the performance of the Lease Agreement, information, data, documents provided to the Party Receiving Information in any form to perform this Lease Agreement. In addition, Confidential Information also includes but is not limited to the information related to business secrets, technological secrets, trade secrets, knowledge or other information about or for the purpose of financial marketing and the business of the Disclosing Party.

18.2.	The Confidential Obligation is excluded if the Confidential Information:
a)	has been made widely available to the public by the Disclosing Party;
b)

is provided by the Party Receiving Information to its employees, financial, legal consultants or contractors for the purpose of performing that Party’s obligations under this Lease Agreement, provided that such Party must be responsible for ensuring that the subjects to whom Confidential Information is disclosed must comply with security regulations as provided in Section 1 above;

c)	is received by the Party Receiving Information from an independent third party of the performance of this Lease Agreement without any confidential obligation; or
d)	is requested to be disclosed by a competent authority or any court with appropriate jurisdiction over the Party Receiving Information.

18.3.

The Party Receiving Information agrees that any breach of this Confidential Obligation may cause irreparable damages to the Disclosing Party, for which the Disclosing Party shall have the right to seek remedies to mitigate the damage and force the Party Receiving Information to compensate for all damages in an amount, which is not less than the Total Factory Rental under this Lease Agreement.

ARTICLE 19: TAXES AND RELATED FEES AND CHARGES

19.1.	Each Party shall bear all taxes, fees, charges and other costs arising in connection with the performance of the Lease Agreement that are applicable to that Party under the applicable laws of

Vietnam, including any contractor tax arising from the fact one Party is required to submit for other Party.

19.2.

The Parties will support each other in completing and preparing the necessary dossiers, certificates or documents to obtain preferential tax rates as approved by competent authorities and/or under the double taxation avoidance agreement entered between Vietnam and the country where the Lessee is established.

ARTICLE 20: REGULATIONS ON ANTI-CORRUPTION AND ANTI-BRIBERY

20.1.

The Lessee undertakes and warrants that its managers, employees, agents or any persons under the authority of the Lessee who directly or indirectly contacts, transacts and works with the Lessor (“Lessee’s Person”) will not (i) bribe and/or promise to pay bribes, gifts, rewards or any other assets in cash or in kind or benefits (collectively, “Bribes”), to any managers, employees or any persons of the Lessor (collectively referred to as the “Lessor’s Person”) or through any third party to Bribe the Lessor to get priority in signing the Lease Agreement/Contract with the Lessor or get the exemption from obligation(s) specified in the Lease Agreement/Contract with the Lessor, and/or other non-transparent and unfair benefits.

Bribery acts specified in this Article will include acts committed before, during and after the performance of the Lease Agreement/Contract with the Lessor.

In case any Lessee’s Person notice that any Lessor’s Person having signs or behavior of demanding Bribe, the Lessee is responsible for immediately notifying the Lessor according to the following details:

-Hotline phone number: [***]

-Email: [***]

20.2.	If the Lessee breaches any regulations in this Article, the Lessor shall have the right, at any time, to apply one or more of the following measures at the same time:

a)

To cancel the results of evaluation and selection of the Lessee in case the Lessee enters into the Lease Agreement through bidding; and/or the Lessee is not allowed to continue participating in bidding to provide services/goods for other bidding packages of the Lessor; and/or

b)

To cancel all approvals, consents, permissions, benefits obtained by the Lessee or the consent and approval of the Lessor regarding the execution and performance of the Lease Agreement/Contract that are affected by the Bribery acts; and/or

c)

Depending on the severity of the Bribery act, to impose a fine on the Lessee with the amount equivalent to VND[***] ([***] Vietnamese Dong) for one Bribery act and/or terminate the Lease Agreement/Contract immediately without paying any penalty or compensation. In addition, the Lessee is responsible for compensating the Lessor for any damages arising (if any) due to the termination of the Lease Agreement/Contract, and returning to the Lessor the amounts advanced/paid to the Lessee by the Lessor, and is subject to other penalties as provided in the Lease Agreement/Contract in case such agreement/contract is terminated due to the Lessee’s breach; and/or

d)	To transfer the documents to the investigation agency if the Bribery act contains any signs of violating the Criminal Law.

20.3.

The Lessee will exempt the Lessor from all liability related to the Bribery acts of the Lessee and must compensate the Lessor for any damages, including damages due to administrative costs, attorney fees and other costs incurred to handle issues related to the Bribery acts of the Lessee.

ARTICLE 21: PROVISION ON COMPLIANCE WITH SANCTIONS

21.1.	Party B undertakes that no and none of its managers, employees and representatives:
(i)	Violate, or become the subject of any proceeding, litigation, action or investigation related to any Sanctions Law; or
(ii)	are the Sanctioned Persons.

21.2.	For the purpose of this Article:
(i)

“Sanctions Law” means any trade or financial sanctions issued or enforced by the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), United States Department of State, the United Kingdom, the United Nations, European Union, or any other national management authority regarding economic sanctions.

(ii)	“Sanctioned Person” means a person:
(a)	Being recorded in the “Specially Designated Nationals and Blocked Persons List” of OFAC, or in any list of sanctioned persons under any Sanctions Law;
(b)	Being or being a part of, the government of a Sanctioned Country;
(c)	Being owned or controlled by, or acting on behalf of, any of the entities specified in paragraphs (a) and (b) above; or
(d)	Residing in or operating in Sanctioned Country;

“Sanctioned Country” means any country or territory that is the target to a export, import, financial or investment embargo under the Sanctions Law.

ARTICLE 22: MISCELLANEOUS

22.1.	The Lease Agreement takes effect from the date of execution.

22.2.

The Lease Agreement consists of 22 Articles, with 29 pages, made in four (4) original in Vietnamese with the same validity for the purpose of archiving and carrying out procedures for paying taxes, fees and charges according to the provisions of law.

22.3.	The documents regarding the Rental Area are attached to this Lease Agreement.

The appendices attached to this Lease Agreement and their amendments and/or supplements as agreed by the Parties are integral part of this Lease Agreement and have the enforcement effect for the Parties.

22.4.	In case the Parties agree to amend the content of this Lease Agreement, the amendment must be made in writing with the signature of both Parties.

22.5.

The headings of the terms of this Lease Agreement and its Appendices are for the purpose of reference only and shall not affect the interpretation of the terms therein. If there are differences/contradictions between the Lease Agreement and its Appendices, the contents of the Appendices shall prevail.

22.6.

Each restriction or obligation imposed on Lessee set forth in this Lease Agreement including but not limited restriction or obligation imposed on all of the agents, employees, contractors or visitors of the Lessee.

22.7.

If any terms of this Lease Agreement or any part thereof is deemed void, illegal or unenforceable by any law, regulation or policy, that provision shall is void, illegal or unenforceable to that extent, and does not affect the validity of the other provisions of this Lease Agreement.

22.8.

No failure or delay by any Party in exercising any right, authority or priority under this Lease Agreement, or under any other agreement related hereunder shall be deemed as a waiver of such right, authority or priority, nor exercise any one or part of any right, authority or priority which shall preclude any future exercise thereof.

22.9.	This Lease Agreement will take effect after being executed by the legal representatives or authorized representatives of the Parties.

The Appendices attached to the Lease Agreement are integral parts of this Lease Agreement, including:

Appendix 1A: Details and technical specifications of the Common Facilities

Appendix 1B: Details and technical specifications of the Factory

Appendix 1C: Details and technical specifications of the Factory Area

Appendix 2: Factory Technical Requirements

Appendix 3: Land use rights certificate

Appendix 4: Overview of common utilities’ connection points

ON BEHALF OF THE LESSOR VINHOMES INDUSTRIAL ZONE INVESTMENT JOINT STOCK COMPANY (Signed and sealed)	ON BEHALF OF THE LESSEE VINFAST TRADING AND PRODUCTION JOINT STOCK COMPANY (Signed and sealed)

Full name: [***]	Full name: [***]
Title: [***]	Title: [***]

List of Omitted Appendices:

Appendix 1A: Details and technical specifications of the Common Facilities

Appendix 1B: Details and technical specifications of the Factory

Appendix 1C: Details and technical specifications of the Factory Area

Appendix 2: Factory Technical Requirements

Appendix 3: Land use rights certificate

Appendix 4: Overview of common utilities’ connection points